Exhibit 5

Norman T. Reynolds Law Firm, P. C.

Three Riverway, Suite 1800

Houston, Texas 77056

Telephone (713) 503-9411

Telecopier (713) 456-2509

May 14, 2015

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re: Daniels Corporate Advisory Company, Inc. – Form S-8

Gentlemen:

We have acted as counsel to Daniels Corporate Advisory Company, Inc., a Nevada corporation (the

“Company”), in connection with its Registration Statement on Form S-8 relatingto the registrationof 2,750,000 sharesof its common stock, par value $0.001 per share, which are issuable pursuantto theCompany’s E mployees,

Officers, Directors, and Consultants Stock Plan for the Year 2015, No. 3.

In our representation we have examined suchdocumen ts, corporate records, and other instruments as have been provided to us for the purposes of thisopinion, including, but not limited to, the Articlesof Incorporation, and all amendments thereto, and Bylaws of the Company.

Based upon andin reliance on the foregoing, and subjectto the qualifications and assumptions set forth below,it is our opinion that the Company is dulyorganized and validly existingas a corporation under the lawsof the State of Nevada, and that the shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

Our opinion is limited by and subject to the following:

(a) In rendering our opinion we have assumed that, at t he time of each issuance and sale of the Shares,

the Company will be a corporation validly existing and in good standing under the laws of the State of Nevada.

(b) In our examination of all documents, certificates and records, we have assumed without investigation, the authenticity and completeness of all documents submitted to us as originals, theconformity to the originalsof all documents submitted to us as copies and the authenticity and completeness of the originalsof all documents submitted to us as copies. We have also assumed the genuineness of all signatures, the legal capacityof natural persons, the authorityof all persons executing documents on behalfof the parties thereto other than the

Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the

Company. As to matters of fact material to thisopinion, we have relied upon statements and representationsof representativesof the Company andof public officials and have assumed the same to have been properly given and to be accurate.

(c) Our opinion is based solelyon and limitedto the federal lawsof the United Statesof America and the lawsof Nevada (based solely upon our review of a standard compilation thereof). We expressno opinion as to the laws of any other jurisdiction.

Very truly yours,

/s/ Norman T. Reynolds Law Firm, P. C.